Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-254540 on Form S-3 and Registration Statement No. 333-218682 on Form S-8 of our reports dated February 25, 2022, relating to the financial statements of Viad Corp and subsidiaries and the effectiveness of Viad Corp and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Viad Corp for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
February 25, 2022